Exhibit 99.1
801 Louisiana, Suite 700
Houston, Texas 77002
Main: (713) 780-9494
Fax: (713) 780-9254

Contact:
Robert C. Turnham, President
Jan L. Schott, Chief Financial Officer	Traded: NYSE (GDP)
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES CLOSING OF SALE
OF CERTAIN NON-CORE PROPERTIES
Houston, Texas — December 30, 2010. Goodrich Petroleum Corporation has closed on the previously announced agreement to sell certain non-core properties in East Texas and North Louisiana for approximately $70 million with an effective date of July 1, 2010. The Company has retained all of the deep drilling rights on these divested properties, including the rights to both the Haynesville Shale and Bossier Shale formations. The closing price has been adjusted for cash flow from the properties since the effective date. As such, the adjusted closing sale price net to the Company was approximately $65 million. As previously announced in our November 1, 2010 press release, our borrowing base will be revised to $225 million in conjunction with the closing of this sale of properties.
Goodrich Petroleum Corporation is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.